UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report: (Date of earliest event reported): February 24, 2009
Chico’s FAS, Inc.
(Exact Name of Registrant as Specified in its Charter)
Florida
(State or Other Jurisdiction of Incorporation)

0-21258	59-2389435

(Commission File Number)	(IRS Employer Identification No.)

11215 Metro Parkway, Fort Myers, Florida	33966

(Address of Principal Executive Offices)	(Zip code)
(239) 277-6200
(Registrant’s Telephone Number, Including Area Code)
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Item 9.01. Financial Statements and Exhibits.
SIGNATURES
EX-10.1

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On February 24, 2009, Chico’s FAS, Inc. (the “Company”) implemented certain realignments in its senior management team. These changes were driven by the Company’s determination that it was important for the Soma brand to have its own brand president who could give more attention and focus to its development and expansion.
     Charles L. Nesbit, Jr., who had been serving as Executive Vice President — Chief Operating Officer for the Company, was named to the newly created position of Brand President — Soma, and as part of the realignment, relinquished his position of Executive Vice President — Chief Operating Officer. Prior to the realignment, Mr. Nesbit was already handling these responsibilities for Soma. Mr. Nesbit is particularly well suited to take on the focused responsibilities that come along with the new Brand President position given his past experience in similar positions for Sara Lee Intimate Apparel and the Bali Company. In his new capacity, Mr. Nesbit will continue to report directly to David Dyer, the Company’s President and Chief Executive Officer, but will now devote his entire time and attention to the opportunities presented by the Soma brand.
     On the same date and in conjunction with realigning Mr. Nesbit’s responsibilities, Jeffrey A. Jones, age 62, agreed to join the Company as its new Executive Vice President — Chief Operating Officer. Mr. Jones took over this executive officer position and commenced his employment with the Company on February 24, 2009. Prior to joining the Company, Mr. Jones was Executive Vice President of Merchandise Operations for Sears, Roebuck and Co. from 2002 to 2006. From 2000 to 2002, Mr. Jones served as Chief Operating Officer for Lands’ End. Prior to joining Lands’ End, Mr. Jones spent seven years with Shopko Stores, Inc., and its subsidiary, Provantage Health Service, Inc. Mr. Jones had previously spent 13 years with Arthur Andersen & Co.
     The Company has entered into a letter agreement (the “Letter Agreement”) with Mr. Jones, which provides for an annual salary and certain other benefits. Pursuant to the Letter Agreement, Mr. Jones’ base salary is $550,000 and is subject to annual increases as determined from time to time by the Company’s Board of Directors. On the first day of the window period following Mr. Jones’ commencement of employment, subject to proper corporate action, Mr. Jones is to be awarded 80,000 nonqualified stock options (with an exercise price equal to the fair market value of the stock on the date of the award and vesting in equal annual amounts over a period of two years) and 20,000 shares of restricted stock (vesting in equal annual amounts over a period of two years). Mr. Jones is also eligible for an annual bonus under the Company’s Cash Bonus Incentive Plan ranging from 0% to 160% of his base salary, if earned, with a target bonus equal to 80% of the base salary he earns from the date he commences employment through the end of fiscal 2009 with a minimum guaranteed bonus of 25% of the base salary earned during fiscal 2009. Under the terms of the Letter Agreement, the Company contracted to employ Mr. Jones for two years, with the option to renew in one year increments thereafter and with the right of either party to terminate at any time for any reason upon 30 days written notice. In the event of a “Change of Control” resulting in Mr. Jones’ voluntary termination for “Good Reason” (both events as defined in the Letter Agreement), Mr. Jones may be entitled to 1) an amount equal to one times base salary, 2) pro-rata vesting of stock options based on the amount of time worked until the termination date and 3) accelerated vesting of restricted shares.
     There is no arrangement or understanding between Mr. Jones and any other persons pursuant to which Mr. Jones was selected as an officer. Neither Mr. Jones nor any related person of Mr. Jones has a direct or indirect material interest in any existing or currently proposed transaction to which the Company is or may become a party. Mr. Jones is not related to any of the executive officers or directors of the Company.
     The foregoing description of the Letter Agreement is not complete and is qualified in its entirety by reference to the full text of such agreement.
Item 9.01. Financial Statements and Exhibits.
(d)	Exhibits:

Exhibit 10.1	Employment letter agreement between the Company and Jeffrey A. Jones

2

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHICO’S FAS, INC.
Date: February 27, 2009	By:	/s/ Kent A. Kleeberger
Kent A. Kleeberger, Executive Vice President —
Chief Financial Officer

3

INDEX TO EXHIBITS

Exhibit Number	Description

Exhibit 10.1	Employment letter agreement between the Company and Jeffrey A. Jones

4